SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D. C. 20549
                                   SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


 NAME OF ISSUER:  Consep, Inc.

 TITLE OF CLASS OF SECURITIES:
    COMMON STOCK

 CUSIP NO: 208469106

 FEE BEING PAID:   None

  (1) NAMES OF REPORTING PERSONS:   J. P. MORGAN & CO. INCORPORATED
      S.S.  OR  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:    13-2625764

  (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:    (A)
                                                           (B)

  (3) SEC USE ONLY

  (4) CITIZENSHIP OR PLACE OF ORGANIZATION:  UNITED STATES

      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
           (5) SOLE POWER TO VOTE:                            0 SHARES
           (6) SHARED POWER TO VOTE:                    702,860 SHARES
           (7) SOLE POWER TO DISPOSE:                         0 SHARES
           (8) SHARED POWER TO DISPOSE:                 702,860 SHARES

  (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                                           702,860 SHARES

 (10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

 (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  7.2 %

 (12) TYPE OF REPORTING PERSON:  HC

 PAGE 1
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D. C. 20549
                                   SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


 NAME OF ISSUER:  Consep, Inc.

 TITLE OF CLASS OF SECURITIES:
    COMMON STOCK

 CUSIP NO: 208469106

 FEE BEING PAID:   None

  (1) NAMES OF REPORTING PERSONS:   J. P. MORGAN CAPITAL CORPORATION
      S.S.  OR  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:    13-3610583

  (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:    (A)
                                                           (B)

  (3) SEC USE ONLY

  (4) CITIZENSHIP OR PLACE OF ORGANIZATION:  UNITED STATES

      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
           (5) SOLE POWER TO VOTE:                            0 SHARES
           (6) SHARED POWER TO VOTE:                    702,860 SHARES
           (7) SOLE POWER TO DISPOSE:                         0 SHARES
           (8) SHARED POWER TO DISPOSE:                 702,860 SHARES

  (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                                           702,860 SHARES

 (10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

 (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  7.2 %

 (12) TYPE OF REPORTING PERSON:  CO

 PAGE 2
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D. C. 20549
                                   SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


 NAME OF ISSUER:  Consep, Inc.

 TITLE OF CLASS OF SECURITIES:
    COMMON STOCK

 CUSIP NO: 208469106

 FEE BEING PAID:   None

  (1) NAMES OF REPORTING PERSONS:   J. P. MORGAN INVESTMENT CORPORATION
      S.S.  OR  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:    51-0304608

  (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:    (A)
                                                           (B)

  (3) SEC USE ONLY

  (4) CITIZENSHIP OR PLACE OF ORGANIZATION:  UNITED STATES

      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
           (5) SOLE POWER TO VOTE:                              SHARES
           (6) SHARED POWER TO VOTE:                    702,860 SHARES
           (7) SOLE POWER TO DISPOSE:                           SHARES
           (8) SHARED POWER TO DISPOSE:                 702,860 SHARES

  (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                                           702,860 SHARES

 (10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

 (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  7.2 %

 (12) TYPE OF REPORTING PERSON:  CO

 PAGE 3
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D. C. 20549
                                   SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

 AMENDMENT NO: 2                                        DATE: March 17, 1998

 FEE BEING PAID:       None

 ITEM 1  (a)  NAME OF ISSUER:  Consep, Inc.

 ITEM 1  (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                                      213 Southwest Columbia Street
                                      Bend, Oregon 97702


 ITEM 2  (a)  NAME OF PERSON FILING: J. P. MORGAN & CO. INCORPORATED, J.P.
               MORGAN CAPITAL CORPORATION, J.P. MORGAN INVESTMENT CORPORATION

 ITEM 2  (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                                      60 WALL STREET
                                      NEW YORK, N. Y. 10260

 ITEM 2  (c)  CITIZENSHIP UNITED STATES

 ITEM 2  (d)  TITLE OF CLASS OF SECURITIES:
                 COMMON STOCK

 ITEM 2  (e)  CUSIP NO: 208469106

 ITEM 3  TYPE OF PERSON:  (g) PARENT HOLDING COMPANY

 ITEM 4  (a)  AMOUNT BENEFICIALLY OWNED:    679,693 COMMON SHARES AND THE RIGHT
 TO ACQUIRE 23,167 SHARES THROUGH THE EXERCISE OF WARRANTS.

 ITEM 4  (b)  PERCENT OF CLASS:  7.2 %

 ITEM 4  (c)     (i) SOLE POWER TO VOTE:                     0 SHARES
                (ii) SHARED POWER TO VOTE:             702,860 SHARES
               (iii) SOLE POWER TO DISPOSE:                  0 SHARES
               ( iv) SHARED POWER TO DISPOSE:       702,860 SHARES
  PAGE 4

 ITEM 7  IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARIES:
            NOT APPLICABLE

 ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
            NOT APPLICABLE

 ITEM 9  NOTICE OF DISSOLUTION OF THE GROUP:
            NOT APPLICABLE

 ITEM 10 CERTIFICATION:
            NOT APPLICABLE

  AFTER REASONABLE INQUIRY AND TO THE BEST OF EACH OF THE UNDERSIGNED'S KNOWLEDGE AND BELIEF, EACH OF THE UNDERSIGNED CERTIFY THAT THE INFORMA-TION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


                                        J.P. MORGAN & CO. INCORPORATED


                                        By:  /s/  J. Edmund Colloton
                                        Name:     J. Edmund Colloton
                                        Title:    Vice-President

                                        J.P. MORGAN INVESTMENT CORPORATION


                                        By:  /s/  J. Edmund Colloton
                                        Name      J. Edmund Colloton
                                        Title:    Vice-President

                                        J.P. MORGAN CAPITAL CORPORATION

                                        By:  /s/  J. Edmund Colloton
                                        Name:     J. Edmund Colloton
                                        TITLE:    VICE-PRESIDENT



                                             EXHIBIT 1


     The shares of Consep, Inc. reported herein are directly held by J.P. Morgan Investment Corporation, a directly held subsidiary of J.P. Morgan Capital Corporation, which is a directly held subsidiary of J.P. Morgan & Co. Incorporated.

     The undersigned hereby consent and agree to the joint filing on behalf of each of them of this Amendment No. 2 to Schedule 13G.

Date:  March 17, 1998

                              J.P. Morgan Investment Corporation


                              By:  /s/  J. Edmund Colloton
                              Name:     J. Edmund Colloton
                              Title:    Vice-President

                              J.P. Morgan Capital Corporation


                              By:  /s/  J. Edmund Colloton
                              Name:     J. Edmund Colloton
                              Title:    Vice-President

                              J.P. Morgan & Co. Incorporated

                              By:  /s/  J. Edmund Colloton
                              Name:     J. Edmund Colloton
                              Title:    Vice-President